UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐    Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Alfa Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ALFA CORPORATION

P.O. BOX 11000

Montgomery, Alabama 36191-0001

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Alfa Corporation:

Notice is hereby given that the Annual Meeting of the stockholders of Alfa Corporation will be held at the Executive Offices of the Company, 2108 East South Boulevard, Montgomery, Alabama, on April 25, 2006, at 10:00 a.m., for the purpose of considering and acting upon the following:

(1)	To elect a Board of Directors to serve until the next annual meeting of stockholders.

(2)	To receive the report of officers (without taking any action thereon) and to transact such other business as may properly come before the meeting or any adjournment thereof.

The close of business on March 14, 2006, has been fixed as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders. The stock transfer books of the Company will not be closed.

The Company’s Proxy Statement is submitted herewith, together with the Annual Report on Form 10-K for the Year ended December 31, 2005 and the Summary Annual Report for the Year ended December 31, 2005.

BY ORDER OF THE BOARD OF DIRECTORS

H. Al Scott

Secretary

DATED: March 21, 2006

YOUR VOTE IS IMPORTANT

YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING.

ALFA CORPORATION

P. O. BOX 11000

Montgomery, Alabama 36191-0001

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 25, 2006

This proxy statement and the accompanying proxy are being furnished on or about March 21, 2006 to the stockholders of Alfa Corporation (the “Company”) by the Company in connection with the solicitation of proxies on behalf of management of the Company for use only at the annual meeting of stockholders to be held on April 25, 2006, and any and all adjournments thereof.

If the enclosed proxy is properly executed and received by the Company prior to the vote taken at such meeting, shares represented thereby will be voted in the manner thereon, and in the absence of specification will be voted FOR the election of all management nominees for directors. If no instructions are given, proxies will also be voted in accordance with the discretion of the proxy holders as to any shareholder proposal that may come before the meeting provided that the Company did not have notice of the proposal at least 45 days before March 21, 2006. If any of the management nominees should become unavailable to serve at the time of the meeting, the shares represented by the proxies not withholding authority will be voted for the remaining management nominees and for any substitute nominee (or nominees, as the case may be) designated by the Board of Directors or in the absence of such designation by the Board of Directors in accordance with the judgment of the persons holding such proxies. Management has no reason to believe that any management nominee will be unable or unwilling to serve as director if elected. The Company will bear the cost arising in connection with this solicitation. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting. Each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

REVOCABILITY OF PROXY

The stockholder giving the enclosed proxy for voting the shares thereby represented has the power to revoke it at any time before it is exercised. The proxy may be revoked by executing a subsequently dated proxy, or by other written notice delivered to the Secretary of the Company, or by attendance at the stockholders meeting and giving notice to the Secretary or inspector appointed for the meeting of his intention to revoke the proxy. The executive offices of the Company are located at 2108 East South Boulevard, P. O. Box 11000, Montgomery, Alabama 36191-0001.

VOTING SECURITIES AND PRINCIPAL HOLDERS

All of the outstanding capital stock of the Company is $1.00 par value common stock. Each share is entitled to one vote. At the close of business on February 28, 2006, there were 80,290,5511 shares of stock outstanding and entitled to vote. Stockholders entitled to vote in person or by proxy are stockholders of record at the close of business on March 14, 2006.

The following table contains information concerning anyone known by the Company to be a beneficial owner of more than 5% of the Company’s outstanding common shares as of January 1, 2006.

Name and Address	Number of Shares Owned	Percent
Alfa Mutual Ins. Co. (AMI) P. O. Box 11000 Montgomery, AL 36191	34,296,747	42.72

Alfa Mutual Fire Ins. Co. (AMF) P. O. Box 11000 Montgomery, AL 36191	9,187,970	11.44

Alfa Mutual General Insurance Company (AMG) owns 631,166 shares which is 0.79% of the outstanding common shares.

AMI, AMF, and AMG each disclaim beneficial ownership of shares held by the other companies.

ELECTION OF DIRECTORS

The By-laws call for the election of directors annually. Accordingly, all of the directors of the Company will stand for election.

All nominees of management for election as directors currently serve as directors of the Company.

Vote Required: The affirmative vote of the holders of a majority of the common stock represented by proxy or in person at the meeting at which a quorum is present shall be required for the election of directors. Proxies solicited by management will be voted FOR the election of management nominees for directors, unless specified to the contrary in such proxies.

Your Board of Directors recommends that you vote FOR the election of management nominees for directors.

[1]	There are an additional 16,000 shares outstanding issued to Alfa Life Insurance Corporation (ALIC), a subsidiary of the Company, upon organization of the Company, which are not entitled to be voted or counted for quorum purposes as long as they are owned by ALIC.

The following table sets forth as of February 28, 2006 information concerning each of the nominees’ present offices and positions held with the Company, his principal occupation or employment during the last five years, the date he first became a director, directorships in other publicly held companies, and the approximate number of shares beneficially owned by each of them. The information presented below as to principal occupations and shares of stock beneficially owned is as of February 28, 2006 and is based in part on information received from the respective nominees and in part from the records of the Company. The current term of each of the directors expires at the annual meeting when their successors are elected.

Nominee	Age	Positions With Company, Business & Directorships	Director Since	Stock Beneficially Owned as of February 28, 2006
				Directly	Indirectly[1]	Percent
Jerry A. Newby[3]	58	Chairman of the Board, President and Chief Executive Officer; President of Alabama Farmers Federation; Board of Directors American Farm Bureau Federation; and Farmer	1993	633,118	31,868	0.83
Hal F. Lee[3,4]	61	Farmer	1998	5,731	8,000	0.02
Russell R. Wiggins[3,4]	56	Farmer	1999	17,896		0.02
Dean Wysner[3,4]	59	Farmer	2000	2,349		0.00
Steve Dunn[3,4]	50	Farmer	2000	2,602		0.00
Jacob C. Harper[3,4]	49	Farmer	2004	10,926	1,578	0.02
B. Phil Richardson[3,4,5]	80	Retired (04-01-97) Executive Vice President of Operations, Alfa Insurance Group	1983	312,352	12,000	0.40
Boyd E. Christenberry[5]	77	Retired (01-31-93) Executive Vice President of Marketing, Alfa Insurance Group	1983	466,235	120,922	0.73
John R. Thomas[3,4,5]	68	Chairman, President & Chief Executive Officer of Aliant Financial Corporation of Alexander City, Alabama. Director: Aliant Financial Corporation, Russell Corporation, Aliant Bank	1989	16,930		0.02
Larry E. Newman[5]	65	Retired (9/30/01) Audit Partner, Ernst & Young, LLP	2004	10,432		0.01
C. Lee Ellis	54	Executive Vice President, Operations; Director PCI	1999	500,193	13,860	0.64
Wayne Hawkins[6,7]	68	Executive Vice President, Marketing; Board, Jacksonville State University		179,608	3,000	0.23
William B. Harper, Jr.[6]	61	Senior Vice President, Life & Loan Operations		247,033	58,757	0.38
John T. Jung[6]	59	Senior Vice President & Chief Information Officer		106,376	7,129	0.14

Directors and Officers as a Group (23 persons)				3,247,845	44,455,720[2]	59.41

FOOTNOTES

1.	Indirect beneficial ownership includes shares, if any, (a) owned as trustees in which the director or officer or any member of his/her immediate family has a beneficial interest, or (b) held in trust in which the director or officer has a beneficial interest, or (c) owned and traded in the name of the spouse, minor children or other relative of the director or officer living in his home, or (d) owned by a corporation, partnership or other legal organization in which the director or officer has a substantial beneficial interest, or (e) held in a 401(K) Plan account maintained by Alfa Mutual Insurance Company to which shares the officer has no right to vote or to direct when and under what price, terms, or conditions said shares are purchased in said account.
2.	Includes 34,296,747 shares owned by AMI, 9,187,970 shares owned by AMF and 631,166 shares owned by AMG of which Jerry A. Newby is Chairman of the Board and President and has voting and investment authority.
3.	Member, Executive Committee.
4.	Member, Compensation Committee.
5.	Member, Audit Committee.
6.	Executive Officer of the Company but not a director and not a nominee for director.
7.	Mr. Hawkins retired on March 1, 2006 and passed away on March 5, 2006.

Directors who are not salaried employees of the Company or its subsidiaries receive a monthly retainer of $1,750. They also receive a fee of $800 per day, plus reasonable expenses for attending a board meeting or committee meeting. Salaried employees do not receive any fees but are reimbursed all reasonable expenses incurred in attending meetings. When the director is also a director of an associated company that meets contemporaneously with the board or committee of the Company, such fees and expenses may be shared. The full Board of Directors met eleven times during 2005.

The Executive Committee during 2005 consisted of Directors Newby, Lee, Wiggins, Wysner, Dunn, Harper, Richardson and Thomas. The Executive Committee confers informally with the President of the Company on a regular basis concerning important business issues. The Executive Committee met five times during 2005.

The Audit Committee during 2005 consisted of Directors Richardson, Christenberry, Thomas and Newman. The Audit Committee monitors, oversees and approves the activities of the external and internal audit functions, makes appropriate reviews of all related party transactions of the Company, reviews potential conflicts of interest situations where appropriate, and performs other oversight functions as requested by the Board of Directors. The Audit Committee renders reports of its meetings and any actions or recommendations to the Board of Directors, as necessary. The Audit Committee met six times during 2005.

The Compensation Committee during 2005 consisted of Directors Lee, Wiggins, Wysner, Dunn, Harper, Richardson and Thomas. The Compensation Committee reviews compensation reimbursed by the Company to AMI under the Management and Operating Agreement, administers the Company’s Stock Incentive Plan, and provides such reports as are necessary to comply with the Securities and Exchange Commission Rules regarding executive compensation. The Compensation Committee met four times in 2005.

The independent directors which during 2005 consisted of Directors Richardson, Thomas, Christenberry and Newman met two times. Mr. Richardson was unable to attend one of the independent directors’ meetings.

During 2005, the directors attended at least 75% of the meetings of the Board, and the Committees of which they are a member.

The Company is a “controlled company” within the meaning of NASDAQ rules because more than 50% of the Company’s common stock is held by AMI, AMF, and AMG as described above in “Voting Securities and Principal Holders”. As a result, the Company is not required to have a board of directors consisting of a majority of directors who are independent or a compensation committee or nominating committee composed solely of independent directors. The Company does not have a nominating committee.

Because the Company is a controlled company within NASDAQ rules as set forth in the preceding paragraph, the Board of Directors believes that it is not necessary to utilize a nominating committee. Director nominees for the Company are selected by the Board of Directors following receipt of recommendations of potential candidates from the Chairman of the Board of the Company. The board is not limited by the recommendations of the Chairman and may select other nominees. There is no charter setting forth these procedures and the Board of Directors has no policy regarding the consideration of any director candidates recommended by shareholders. Each director-nominee named in this proxy statement was recommended to the board by the Chairman and approved by the board as a nominee.

A majority of the directors of the Company are also directors of or are affiliated with AMI, AMF, and AMG. Directors Richardson, Thomas, Christenberry, and Newman are not affiliated with AMI, AMF, or AMG.

Except as may be otherwise required by law and except as set forth under the caption “Stockholder Proposals,” the Company has no formal process for shareholders to send communications to the Board of Directors. However, the board does not discourage such communications, and the Company’s proxy statement, summary annual report to stockholders, annual report on Form 10-K and website, www.alfains.com, all have references to the Company’s address, telephone number and names of executive officers and directors to whom communications may be sent. Accordingly, the board believes no formal policy on this matter is necessary.

The Company encourages participation by members of its Board of Directors at the Company’s annual meeting. All directors were present at the 2005 annual meeting.

EXECUTIVE COMPENSATION

The Company’s executive officers are employees of AMI and the Company pays no cash compensation directly to them. The Company is a party to a Management and Operating Agreement with AMI under which it reimburses AMI for costs incurred by AMI in furnishing management and operational services to the Company.

The following table shows the compensation allocated for the Company’s chief executive officer and the four remaining most highly compensated executive officers for the three fiscal years ended December 31, 2005, 2004, and 2003.

SUMMARY COMPENSATION TABLE

		Annual Compensation[1]			Long-Term Compensation Awards
Name-Position	Year	Base Salary ($)	Bonus ($)	Other Annual Compensation ($)[2]	Restricted Stock Awards ($)	Number of Securities Underlying Options (#)[3]	All Other Compensation ($)[4]
Jerry A. Newby CEO & President	2005 2004 2003	311,341 306,362 292,745	364,758 346,178 354,529	— — —	— — —	60,000 60,000 60,000	56,740 29,486 15,586

C. Lee Ellis EVP-Operations	2005 2004 2003	264,373 251,053 237,156	250,295 257,801 269,853	— — —	150,644[5] — —	50,000 50,000 50,000	27,449 15,767 9,503

C. Wayne Hawkins EVP-Marketing	2005 2004 2003	193,635 183,835 183,768	136,481 131,835 159,806	— — —	128,479[6] — —	40,000 40,000 40,000	8,697 8,315 8,184

William B, Harper SVP-Life and Loans	2005 2004 2003	214,589 208,957 211,652	98,874 101,935 115,553	— — —	65,640[7] — —	15,000 15,000 15,000	16,583 15,257 11,247

John T. Jung SVP-CIO	2005 2004 2003	157,088 152,016 152,808	71,447 74,157 83,539	— — —	42,666[8] — —	15,000 15,000 15,000	14,525 11,238 8,067

FOOTNOTES FOR THE SUMMARY COMPENSATION TABLE

[1]	AMI’s deferred compensation plan allows certain employees to defer a portion of their base salary and cash bonuses. Amounts shown as allocated to the Company for base salary and bonus are before any deferrals.
[2]	Perquisites provided by the Company in excess of the lesser of $50,000 or 10% of salary and bonus.

(footnotes continued)

[3]	The total number of stock options granted to the named executives is included in the table, even though AMI reimbursed the Company for a portion of the cost of the options.
[4]	The “All Other Compensation” column consists of the following: (“A”) the amounts reimbursed to AMI as the Company’s share of AMI’s payment of premiums for long term disability insurance; (B) the amounts reimbursed to AMI as the Company’s share of the cost of AMI’s matching contribution to a 401(k) Plan maintained by AMI. The maximum matching contribution out of the 401(k) Plan maintained by AMI for 2005 was dollar for dollar on the first 3% and fifty cents on the dollar for the next 2% of an employee’s annual compensation or dollar for dollar up to a maximum of $1,000, whichever match provides the greater benefit; (“C”) the amounts reimbursed to AMI as the Company’s share of the cost of AMI’s contribution to the executive’s Deferred Compensation Plan account; (“D”) the amounts reimbursed to AMI as the Company’s share of the cost of AMI’s contribution to the executive’s Restricted Stock Bonus Plan account. Under this plan, any employee may defer up to one half of the employee’s annual performance bonus into Alfa Corporation stock. AMI contributes fifteen cents for every dollar the employee contributes. The employee’s contribution and the employer’s match and any accumulated dividends will be paid out to the employee at the end of two years; and (“E”) the amounts reimbursed to AMI as the Company’s share of the cost of AMI’s contribution to the executive’s Employee Stock Purchase Plan account. Under this plan, any employee may use up to the greater of 10% of their annual compensation or $1,000 per month to purchase Alfa Corporation stock. AMI contributes fifteen cents for every dollar the employee contributes.

Name-Position	Year	“A”	“B”	“C”	“D”	“E”	Total
Jerry A. Newby CEO & President	2005 2004 2003	$1,961 1,961 1,744	$4,620 5,650 4,400	$22,790 5,051 —	$22,688 12,375 5,053	$4,681 4,449 4,389	$56,740 29,486 15,586

C. Lee Ellis EVP-Operations	2005 2004 2003	2,246 2,246 1,929	5,783 5,646 5,508	15,083 4,253 —	3,098 3,098 2,066	1,239 524 —	27,449 15,767 9,503

C. Wayne Hawkins EVP-Marketing	2005 2004 2003	1,900 1,900 1,900	6,166 6,019 5,872	— — —	— — —	631 396 412	8,697 8,315 8,184

William B, Harper SVP-Life and Loans	2005 2004 2003	3,147 3,133 2,967	8,400 8,200 8,000	4,766 3,654 —	— — —	270 270 280	16,583 15,257 11,247

John T. Jung SVP-CIO	2005 2004 2003	2,345 2,195 2,074	5,460 5,330 5,200	3,868 2,576 —	1,097 331 365	1,755 806 428	14,525 11,238 8,067

[5]	Represents 6,885 shares of common stock, based on a per share value of $14.43, which was the closing market price of the Company’s common stock on the date of grant, and an additional 3,442.5 shares of common stock, based on a per share value of $14.90, which was the closing market price of the Company’s common stock on the date of the additional grant. The restrictions on the initial 6,885 shares will lapse on the third anniversary of the date of grant, but the restrictions on the additional 3,442.5 shares will not lapse until termination of employment. The restricted stock awards are entitled to dividends in the form of additional shares of restricted stock. As of December 31, 2005, the restricted stock, including dividends, had an aggregate value of $169,008, based on the closing market price of $16.10 per share.

(footnotes continued)

AMI reimbursed the Company for the cost of an additional 3,115 shares of common stock and 1,557.5 shares of common stock that were granted on the same respective dates as the grants discussed above. The restrictions on these shares are the same as the restrictions on those discussed above. The cost of the shares reimbursed by AMI are not included in the table.

[6]	Represents 5,872 shares of common stock, based on a per share value of $14.43, which was the closing market price of the Company’s common stock on the date of grant, and an additional 2,936 shares of common stock, based on a per share value of $14.90, which was the closing market price of the Company’s common stock on the date of the additional grant. The restrictions on the initial 5,872 shares will lapse on the third anniversary of the date of grant, but the restrictions on the additional 2,936 shares will not lapse until termination of employment. The restricted stock awards are entitled to dividends in the form of additional shares of restricted stock. As of December 31, 2005, the restricted stock, including dividends, had an aggregate value of $144,141, based on the closing market price of $16.10 per share.

AMI reimbursed the Company for the cost of an additional 2,128 shares of common stock and 1,064 shares of common stock that were granted on the same respective dates as the grants discussed above. The restrictions on these shares are the same as the restrictions on those discussed above. The cost of the shares reimbursed by AMI are not included in the table.

[7]	Represents 3,000 shares of common stock, based on a per share value of $14.43, which was the closing market price of the Company’s common stock on the date of grant, and an additional 1,500 shares of common stock, based on a per share value of $14.90, which was the closing market price of the Company’s common stock on the date of the additional grant. The restrictions on the initial 3,000 shares will lapse on the third anniversary of the date of grant, but the restrictions on the additional 1,500 shares will not lapse lapse until termination of employment. The restricted stock awards are entitled to dividends in the form of additional shares of restricted stock. As of December 31, 2005, the restricted stock, including dividends, had an aggregate value of $73,642, based on the closing market price of $16.10 per share.

[8]	Represents 1,950 shares of common stock, based on a per share value of $14.43, which was the closing market price of the Company’s common stock on the date of grant, and an additional 975 shares of common stock, based on a per share value of $14.90, which was the closing market price of the Company’s common stock on the date of the additional grant. The restrictions on the initial 1,950 shares will lapse on the third anniversary of the date of grant, but the restrictions on the additional 975 shares will not lapse until termination of employment. The restricted stock awards are entitled to dividends in the form of additional shares of restricted stock. As of December 31, 2005, the restricted stock, including dividends, had an aggregate value of $47,867, based on the closing market price of $16.10 per share.

AMI reimbursed the Company for the cost of an additional 1,050 shares of common stock and 525 shares of common stock that were granted on the same respective dates as the grants discussed above. The restrictions on these shares are the same as the restrictions on those discussed above. The cost of the shares reimbursed by AMI are not included in the table.

The following table shows the maximum estimated annual retirement benefit payable from the Defined Benefit Plan and the Supplemental Retirement Plan at normal retirement age to employees in the higher salary classifications:

Pension Plan Table

	Years of Service
Remuneration	15	20	25	30	35
200,000	60,000	80,000	100,000	120,000	140,000
250,000	75,000	100,000	125,000	150,000	175,000
300,000	90,000	120,000	150,000	180,000	210,000
350,000	105,000	140,000	175,000	210,000	245,000
400,000	120,000	160,000	200,000	240,000	280,000
450,000	135,000	180,000	225,000	270,000	315,000
500,000	150,000	200,000	250,000	300,000	350,000
550,000	165,000	220,000	275,000	330,000	385,000
600,000	180,000	240,000	300,000	360,000	420,000
650,000	195,000	260,000	325,000	390,000	455,000
700,000	210,000	280,000	350,000	420,000	490,000

The Company’s executive officers are participants as employees of AMI in a defined benefit plan maintained by AMI. AMI’s retirement plan provides monthly benefits payable upon normal retirement at age 65 equal to the sum of 2% of the employee’s average monthly earnings for the five highest consecutive complete calendar years of earnings during the employee’s last ten years of employment (all complete calendar years if less than five) multiplied by the number of years of credited service (up to a maximum of 35 years). Under AMI’s retirement plan there is no off-set for social security. All salary and bonus compensation shown for executive officers in the Summary Compensation Table is covered by this plan. With respect to the executives named in the Summary Compensation Table, their years of credited service for retirement purposes are: Jerry A. Newby 6 years, C. Lee Ellis 29 years, Wayne Hawkins 35 years, William B. Harper, Jr. 35 years, and John Jung 5 years.

AMI maintains a Supplemental Retirement Plan to provide supplementary benefits to each employee equal to the reduction of their defined benefit plan benefits because of limitations provided by Section 401(a)(17) and, if applicable, Section 415(b)(2) of the Internal Revenue Code. The supplementary benefits are included in the table above.

The following table lists all grants of options in 2005 under the 2005 Amended and Restated Stock Incentive Plan for the officers listed in the Summary Compensation Table.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation
	Number of Securities Underlying Options Granted[1]	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date

Name					0%($)	5%($)	10%($)
Jerry A. Newby	60,000	13.986%	$14.43	02/28/15	$0	$544,497	$1,379,862
C. Lee Ellis	50,000	11.655%	$14.43	02/28/15	$0	$453,747	$1,149,885
C. Wayne Hawkins	40,000	9.324%	$14.43	02/28/15	$0	$362,998	$919,908
William B. Harper	15,000	3.497%	$14.43	02/28/15	$0	$136,124	$344,966
John T. Jung	15,000	3.497%	$14.43	02/28/15	$0	$136,124	$344,966

[1]	The options vest one-third a year for three years. The total number of stock options granted to the named executives is included in the table, even though AMI reimbursed the Company for a portion of the cost of the options.

The above option grants were approved on February 28, 2005. The grants were made as non-qualified options under the plan.

The following table lists the aggregated option exercises in the last fiscal year and fiscal year-end option values as of December 31, 2005.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End ($) Exercisable/Unexercisable
Jerry A. Newby	0	$0	300,000/120,000	$1,685,800/$303,200
C. Lee Ellis	14,000	$113,680	288,001/ 99,999	$1,762,237/$252,663
C. Wayne Hawkins	40,000	$144,650	40,001/ 79,999	$156,670/$202,130
William B. Harper	0	$0	88,000/ 30,000	$543,950/$ 75,800
John T. Jung	16,000	$134,352	45,000/ 30,000	$191,650/$ 75,800

All information included in the table above is reflective of a 2-for-1 stock split in June 2002.

The following table sets forth certain information regarding securities authorized for issuance under equity compensation plans as of December 31, 2005.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category
Equity compensation plans approved by security holders	3,108,654	11.58	3,720,235
Employee stock purchase plan and employee stock bonus plan[1]
Equity compensation plans not approved by security holders	0	0	0
Total	3,108,654	11.58	3,720,235

[1]	The number of shares that may be issued pursuant to these plans during a given period and the purchase price of such shares cannot be determined in advance of such purchases.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph shall not be incorporated by reference into any such filings.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is responsible for reviewing elements of compensation of the Chief Executive Officer and the other Executive Officers of the Company for services they provide to the Company and, in conjunction with the Board of Directors of the Company and AMI, determining the compensation packages of all the Executive Officers. The Committee also oversees the administration of the Company’s Stock Incentive Plan.

Role of the Committee

The Company has no direct employees and pays no cash compensation directly to any of the Executive Officers. AMI, which owns approximately 43% of the outstanding common stock of the Company, is the statutory employer of all employees providing services to the Company. The Company and AMI are parties to a Management and Operating Agreement whereby AMI provides management and operational services to the Company, including the use of its employees, and the Company reimburses AMI for the allocated costs and expenses of those services. Consequently, all cash compensation received by the Company’s Executive Officers for services provided to the Company, AMI or any other affiliate is initially paid by AMI, and the Company reimburses AMI for that portion of the Executive Officers’ compensation that is allocable to their service to the Company. AMI also provides certain working condition fringe benefits for the CEO and other Executive Officers as part of their service to AMI. These include, but are not limited to, use of aircraft and provision of a Montgomery residence for the CEO. AMI conducts allocation studies of the usage of facilities and personnel to determine the amount of costs and expenses to be charged to the Company.

Each year the Committee is responsible for evaluating the Chief Executive Officer and recommending to the Company’s Board of Directors a compensation package for the Chief Executive Officer. While the Company’s Board of Directors has final approval over the stock option component, the cash components reimbursed by the Company to AMI under the Management and Operating Agreement are also subject to approval by AMI. The other Executive Officers are evaluated by their particular supervisor.

Elements of Executive Compensation

The Committee’s philosophy with respect to Executive Officer compensation is to provide a compensation package that attracts and retains high-quality executive talent and that encourages performance at the highest level. The compensation package of the Chief Executive Officer and the other Executive Officers is made up of three elements1 – salary, bonus, and stock incentives – each of which is designed to address the Committee’s pay-for-performance objectives. It is the Committee’s view that a balanced mix of cash and equity-based compensation is an appropriate means of encouraging the achievement of both short-term and long-term goals.

Salary. For many years, AMI has used the services of Hay Group to assist it in establishing annual salary guidelines and amounts. Both AMI and the Committee believe that Hay Group’s system has been effective in helping the Company attract and maintain a high quality workforce.

The Hay Group method of establishing salary ranges involves both analyses of industry survey data as well as evaluation of position-specific responsibilities. First, in order to evaluate competitive salary practices, Hay Group provides various salary surveys, generally relating to companies that are of comparable size and that are engaged in the insurance and financial services business. Salary ranges for each position are partially based on comparisons to the ranges indicated by the surveys. Second, using the Hay Group’s method, job descriptions are prepared for each position, including the Executive Officers’ positions, and these are used to develop compensation criteria for each particular job. Points are assigned to each position based upon the job description, which takes into account managerial know-how, problem solving and accountability. Salary ranges are then established for each position using these points, coupled with the results of the survey analysis. All employees, including Executive Officers, are evaluated annually. Salary adjustments are based on these evaluations and the parameters of the Officer’s salary range.

Each year, the Committee and the AMI Compensation Committee meet to evaluate the performance of the Chief Executive Officer. The Chief Executive Officer is evaluated on overall operational performance based on a broad range of factors relative to financial strength and performance, such as premium growth, combined ratio and return on equity, as well as performance compared to other companies engaged in the insurance and financial services business. These factors are considered by the Committees in evaluating the Chief Executive Officer’s salary. Based on their evaluation, the Committees determine whether the Chief Executive Officer’s performance has met or exceeded expectations. Based on that determination, the Chief Executive Officer’s salary is adjusted accordingly. The Chief Executive Officer’s evaluation and salary adjustment are also presented to and approved by the Company’s Board of Directors and AMI’s Board of Directors.

[1]	The compensation package also includes a benefits package, including payment of a portion of the Executive Officer’s health and dental insurance premiums; payment of premiums for long term disability insurance; matching contributions to a 401(K) plan; contributions to the Executive’s Deferred Compensation Plan account; contributions to the Executive’s Restricted Stock Bonus Plan account; and contributions to the Executive’s Employee Stock Purchase Plan account. The amounts reimbursed by the Company to AMI for many of these benefits are set out more fully in the Summary Compensation Table and accompanying footnotes.

The Company’s reimbursement of a portion of the Chief Executive Officer’s salary as shown in the Summary Compensation Table and the Committee’s salary recommendation for the Chief Executive Officer in 2005 to be effective in 2006 were based on overall favorable performance for the relative time period, both in comparison to a peer group of insurance and financial institutions as well as with respect to internal metrics. The Company achieved record earnings for 2005 despite dealing with the effects of a catastrophic hurricane season. Further, the Committee particularly focused on favorable premium growth, combined ratio and return on equity for 2005.

The Committee also considered several specific examples of the Chief Executive Officer’s and the other Executive Officers’ management performance in helping the Company achieve record results despite challenges in both 2004 and 2005. After Hurricane Ivan in 2004, Hurricane Katrina caused substantial damage in Alabama and Mississippi in 2005. The executive management team led the officers and employees in working diligently to handle the claims associated with these storms in a fast, fair and efficient manner and ensured that the catastrophe plan that is part of the pooling agreement between the Company’s property and casualty insurance subsidiaries and the Mutual Companies worked properly.

The Company’s subsidiary, Alfa Life Insurance Corporation (ALIC), was in position at the end of the year to implement its new life policy administration system, Ingenium, to write new annuity policies and new life insurance products. The CEO and Executive Officers showed great leadership in working with Alfa employees and others to get the system implemented as quickly as possible while also making certain that the system works properly. Management and employee efforts culminated in implementation of the system in the first quarter of 2006. This new system will increase efficiency while also providing a platform to introduce new products more easily.

The Company’s affiliates and subsidiaries also began rolling out their new property and casualty policy administration system, Exceed, in the state of Mississippi in the fourth quarter of 2005. Tremendous effort has been expended by Alfa employees to get this system ready for production. Over the course of 2006, Exceed will be rolled out to additional territory and existing policies will be converted to the new system. Again, the CEO and Executive Officers showed great leadership in successfully implementing the system.

Finally, the Committee noted the Executive Officers’ achievement during 2005 in maintaining a continued focus on closely monitoring expenses and loss ratios, both of which contributed to the Company’s 2005 performance.

Bonus. Bonuses paid to the Chief Executive Officer and other Executive Officers as shown in the Summary Compensation Table are based on guidelines applicable to a wide range of employees. Under these guidelines, the Chief Executive Officer’s bonus is based on performance, as determined by factors including premium growth, the achievement of the combined ratio target and return on equity. Based on achieving these performance goals, the Chief Executive Officer was paid the appropriate bonus percentage allowed under the plan in 2005. The bonuses of the other Executive Officers are based partly upon the Company’s and AMI’s, AMF’s, and AMG’s performance and partly upon the achievement of individual performance goals determined for each position. These individual measurements are weighted in favor of those items considered most critical to the Company’s and AMI’s, AMF’s, and AMG’s success and taking into account the particular requirements for each job.

Stock Incentives. The purpose of the Company’s Stock Incentive Plan is to promote the interests of the Company and its stockholders by encouraging stock ownership among key officers and employees, which in turn provides for them additional incentive, personal interest and an increased desire to work toward the growth, development and financial success of the Company. The Committee believes that it is appropriate to use stock incentives as one element of compensation to reward the Executive Officers and other key employees based on the Company’s financial performance. More importantly, the Committee and the Board of Directors deem it to be sound corporate policy to use stock incentives to provide Executive Officers and other key employees a means of participation in the long-term growth of the Company’s share value and an incentive to assure that the Company performs in the future at the highest possible levels.

Stock Options. In determining the stock option grants to be made, the Committee and the Board of Directors take into account the grants made in prior years, the total pool of shares to be covered by stock option awards, the value of the award to each recipient and individual performance factors, along with competitive market data. In 2005, the Committee recommended and the Board of Directors approved stock option awards to forty-one employees under the Stock Incentive Plan covering a total of 429,000 shares of the Company’s common stock at a purchase price equal to the price of the stock on the date of the grant and with a three year vesting schedule. Of these awards, options covering 60,000 shares of the Company’s common stock were granted to the Chief Executive Officer, and options covering a total of 120,000 shares of the Company’s common stock were awarded to the other Executive Officers shown in the Summary Compensation Table.

Restricted Stock Awards. To enhance the retention incentives for certain executives of the Company, the Committee in February 2005 and May 2005 granted shares of restricted stock to certain Executive Officers (other than the CEO). The restricted shares granted to the Executive Officers listed in the Summary Compensation Table vest with regard to two-thirds of the covered shares on the third anniversary of the grant date and the remaining one-third of the covered shares upon the recipient’s termination of employment. In deciding to make these 2005 grants, the Committee considered, among other things, the importance of the Officers’ retention to the Company, and the performance of the Officers as discussed previously.

The Committee’s Conclusion

Based on its review, the Committee believes that in 2005 the Chief Executive Officer and the other Executive Officers met the appropriate goals within their job descriptions and received appropriate evaluation. The Committee is of the opinion that in 2005 the compensation shown in the Summary Compensation Table of the Chief Executive Officer and the other Executive Officers of the Company was appropriate and reasonable based on the size of the Company and its financial performance. The Committee also believes that the Company’s cost of compensation compares favorably to other companies of similar size within the insurance and financial services industry. While the Chief Executive Officer and the other Executive Officers of the Company receive compensation from AMI for their services to AMI, including the receipt of certain working condition fringe benefits, the Committee is aware of such compensation and benefits and considers them in its evaluation of the executives’ compensation.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation to an individual officer over $1 million dollars. The Company did not compensate any Executive Officer in excess of $1 million dollars and thus the provisions of §162(m) are inapplicable.

John R. Thomas
Hal F. Lee	Dean Wysner
Russell R. Wiggins	B. Phil Richardson
Steve Dunn	Jake Harper

Compensation Committee Interlocks and Insider Participation. Mr. Richardson who is a member of the Compensation Committee retired as Executive Vice President, Operations of the Company in 1997. Mr. Lee, Mr. Wiggins, Mr. Harper, Mr. Wysner, and Mr. Dunn are also directors of AMI, AMF, and AMG. The Company is unaware of any other Compensation Committee Interlocks between the members of the Compensation Committee and the Executive Officers of the Company.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Company consists of Directors Richardson, Christenberry, Newman and Thomas. All four members of the Audit Committee are independent directors in accordance with current NASDAQ rules. The Board of Directors has determined that Mr. Richardson and Mr. Newman qualify as accounting experts on the Audit Committee within the meaning of SEC rules.

The Committee met six times during 2005. The meetings were designed to facilitate and encourage communication between the Committee and Company management, the Committee and the Company’s Internal Audit Department, and the Committee and the Company’s independent auditors, KPMG LLP.

During these meetings, the Committee reviewed and discussed the audited financial statements with management and with KPMG LLP. The Committee also met separately with management, KPMG LLP and the Company’s Internal Audit Department. The Audit Committee believes that management maintains an effective system of internal controls that results in fairly presented financial statements.

The discussions with KPMG LLP also included the matters required by Statement on Auditing Standards No. 61. The Audit Committee also received from KPMG LLP written disclosures and a letter regarding its independence as required by Independent Standards Board Standard No. 1. The Committee had the opportunity to discuss the independence of KPMG LLP.

Based on the foregoing, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 to be filed with the Securities and Exchange Commission.

B. Phil Richardson	John R. Thomas
Boyd E. Christenberry	Larry E. Newman

Fees

The aggregate fees1 for professional services rendered to the Company by KPMG LLP for the year ended December 31, 2005, were as follows:

Audit Fees. During the years ended December 31, 2005 and 2004, the Company paid $1,427,499 and $1,738,990, respectively, to KPMG LLP for audit services. The audit fees for 2005 and 2004 included $997,433 and $1,256,813, respectively, related to the Company’s compliance with Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees. During the years ended December 31, 2005 and 2004, the Company paid $481,595 and $646,350, respectively, for audit-related services. Audit-related services included statutory audits for Alfa Insurance Corporation (AIC), Alfa General Insurance Corporation (AGIC), Alfa Specialty Insurance Corporation (ASIC), ALIC, AMI, AMF, and AMG, and audits of the AMI pension plan, AMI 401(k) plan and various partnerships.

Tax Fees. During the years ended December, 31, 2005 and 2004, the Company paid $83,105 and $1,809,845, respectively, to KPMG LLP for tax services. Tax services included tax consulting services and preparation and review of tax returns.

[1]	Includes Fees paid by Affiliated Companies

All Other Fees. During the years ended December, 31, 2005 and 2004, the Company did not pay KPMG LLP any amount for services other than those described above.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by KPMG LLP. Pre-approval is generally provided for up to one year and the pre-approval sets forth the particular service or category of services and is generally subject to a specific budget.

The Audit Committee of the Board of Directors has considered whether the provision of the non-audit professional services is compatible with maintaining KPMG LLP’s independence. The Audit Committee has concluded that KPMG LLP is independent from the Company and its management.

Audit Committee Charter

The Audit Committee Charter is attached as Exhibit A.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Ownership

AMI owns 42.7%, AMF owns 11.4% and AMG owns 0.8% of the Company’s common stock. The Board of Directors of the Company consists of eleven members, six of whom serve as directors of AMI, AMF, and AMG (collectively, the Mutual Group) and two of whom at December 31, 2005 were executive officers of the Company. One of the Company’s directors and most of the Company’s executive officers, including the Company’s President, also hold the same positions with AMI, AMF, AMG and ASIC. The Company paid stockholder dividends to the Mutual Group totaling $17,159,686 in 2005, $15,109,690 in 2004 and $13,741,391 in 2003.

The Mutual Group and the Company’s insurance subsidiaries are considered an insurance company holding system with AMI being the controlling party under the Alabama Insurance Holding Company Systems Regulatory Act and their activities and transactions are subject to reporting, examination and regulation thereunder.

Management and Operating Agreement

Under a Management and Operating Agreement, AMI provides substantially all facilities, management and other operational services to the Company and its subsidiaries and to other companies associated with AMI. Most of the personnel providing management services to the Company are full-time employees of, and are directly compensated by, AMI. The Company’s business is substantially integrated with that of AMI, AMF and AMG. AMI periodically conducts time usage and other special expense allocation studies. AMI charges the Company for its allocated and direct salaries, employee benefits and other expenses, including those for the use of office facilities, pertaining to the employees’ services to the Company. The amounts paid by the Company to AMI under the Management and Operating Agreement were approximately $61.8 million in 2005, $50.7 million in 2004 and $46.9 million in 2003. The Company reimburses AMI for the full amount of all its agents’ commissions paid by AMI for the sale of the insurance products of the Company’s insurance subsidiaries.

Debt and Guarantees

The Mutual Group is a partner in a real estate partnership, which in 2000 established a revolving line of credit with Alfa Financial Corporation (AFC), a subsidiary of the Company, of $4.0 million at a rate of interest equal to the prime lending rate less 1.0%. During 2002, this line of credit was increased to $5.0 million. At December 31, 2005 and 2004, the amount loaned to the partnership under the line of credit was $4,000,000 and $4,535,000, respectively. Interest paid by the partnership was $230,589, $154,331 and $140,850 in 2005, 2004, and 2003, respectively.

The Company’s property and casualty subsidiaries have agreed to guarantee payment on debt owed by three real estate partnerships affiliated with AMF. These guarantees expire between 2006 and 2035 and, in the unlikely circumstance of a guarantee call, could negatively impact the Company by up to $2.2 million.

In 1997, AMI established a revolving line of credit with AFC of $20 million at a rate of interest equal to the one-month London Interbank Offered Rate (LIBOR) plus .75%. No balance was outstanding at either December 31, 2005 or 2004. No interest was paid to AFC related to this line of credit in 2005, 2004 or 2003.

In 1999, Alfa Realty, Inc. (Realty), a subsidiary of Alfa Properties, Inc. (Properties), secured a line of credit with AFC of $250,000 with interest payable monthly at the Company’s commercial paper rate then applicable plus .35%. No balance was outstanding at either December 31, 2005 or 2004. No interest was paid to AFC related to this line of credit in 2005, 2004 or 2003.

Also, during 1999, Alfa Builders, Inc. (Builders) established a line of credit with AFC of $5 million with interest payable monthly at the Company’s commercial paper rate then applicable plus 1.00%. The unpaid balance on this line of credit was $4,020,917 and $2,506,774 at December 31, 2005 and 2004, respectively. Interest paid to AFC in 2005 and in 2004 subsequent to the sale of Builders to Properties was $162,461 and $41,334, respectively.

The Company’s commercial paper is guaranteed by AMI and AMF. The Company paid fees of $50,000 and $25,000 to AMI and AMF, respectively, for their guarantees in 2005 and 2004.

Insurance Products

On February 1, 1997, AMI began covering its employees with a Corporate Owned Life Insurance (COLI) plan utilizing Alfa Life Insurance Corporation’s (ALIC), a subsidiary of the Company, universal life product. Premiums paid to ALIC totaled approximately $17.9 million in 2005, $17.9 million in 2004 and $18.7 million in 2003. Policy charges recorded from such premiums totaled approximately $3.8 million in 2005, $3.5 million in 2004 and $3.2 million in 2003. Policy reserves and insurance in force on the COLI plan at December 31, 2005 were approximately $149.0 million and $709.9 million, respectively. Certain of AMI’s employees and those of the Mutual Group’s sponsoring organization, the Alabama Farmers Federation (Federation), not covered by the COLI plan are covered by group life insurance provided by ALIC. During 2002, certain retired employees of Virginia Mutual Insurance Company (Virginia Mutual), an affiliate of AMI, also began being covered by group life insurance provided by ALIC. Contingency reserves held for this group as of December 31, 2005 and 2004 were $165,739 and $220,226, respectively. Group life insurance premiums paid to ALIC totaled $516,752 in 2005, $492,449 in 2004 and $542,167 in 2003. Insurance in force under this plan at December 31, 2005 was approximately $47.3 million. Reserves for group life insurance represent the excess present value of future guaranteed benefits over future premiums plus any unearned premium. Since this one-year term contract renews on January 1 of each year at the discretion of each party, there is no future excess present value of future guaranteed benefits over future premiums at December 31. Since all of the certificates have a renewal date of January 1, the premium for each certificate is fully earned on the following December 31 and no unearned premium liability is present. This reserving method has been used since the Company’s inception. The only change in resulting reserves in recent years occurred when the plan year was adjusted to coincide with the calendar year.

Periodically, certain of the Company’s subsidiaries have purchased property insurance and general liability insurance protection from AMI and AMF. The annual premium paid for such policies totaled approximately $19,300 in 2004 and $19,600 in 2003. No premiums were paid to AMI or AMF for policies of these types in 2005.

Other Related-Party Transactions

During 1999, the Company formed a subsidiary, Alfa Benefits Corporation (ABC), in an effort to improve the controls over employee benefits and related payments, to simplify and consolidate the accounting and recordkeeping function, and to improve operating efficiencies. As a result, the accrued benefit liabilities held by the various Alfa property and casualty entities and their related assets were transferred to ABC at that time. The amounts of net transfers from ABC to AMI in 2005 and 2004 for payments of benefits totaled approximately $763,000 and $554,000, respectively.

AFC leases equipment, automobiles, furniture, an airplane and other property to the Mutual Group and its affiliates. The Mutual Group and its affiliates paid $3,367,415 in 2005, $3,367,326 in 2004 and $3,460,011 in

2003 under these leases. Periodically, the Mutual Group invests in automobile and other installment loans issued and serviced by AFC. However, the Mutual Group held no such investment in these loans at either December 31, 2005 or December 31, 2004. Interest paid by AFC to the Mutual Group on these loans was $199,897 in 2005, $320,900 in 2004 and $434,304 in 2003. The Federation and Alfa Services, Inc. (Services), a Federation subsidiary, invest in short-term lines of credit with the Company and AFC. The balance outstanding on these lines of credit included in notes payable to affiliates was $20,887,635 and $15,887,635 at December 31, 2005 and 2004, respectively. Interest paid by the Company and AFC to the Federation and its subsidiary was $502,302 in 2005, $166,398 in 2004 and $99,104 in 2003.

In 2004, prior to its being sold to Properties, the Company’s real estate construction subsidiary, Builders, purchased 6 residential lots at fair value for $292,207 and 11 residential lots in 2003 at fair value for $542,796 from a partnership in which the Mutual Group is a partner. Builders also purchased one lot during the first two months of 2004 at fair value for $20,750 from a partnership in which Properties is a member. Properties paid $21,199 in other commissions to Realty in 2003. Builders purchased 4 residential lots in 2003 at fair value for $213,000 from Properties.

Properties, a subsidiary of AMI, has a partnership interest in Marshall Creek, Ltd., a real estate development. AFC established capital leases with this entity during 2002 and received payments of $183,900 and $157,646 under these leases in 2005 and 2004, respectively.

Builders contracts with the Mutual Group for the construction of certain commercial facilities. The Mutual Group paid $6,240 in the first two months of 2004 and $299,471 in 2003 to Builders under such contracts. Builders also received $1,429 in rental income from the Mutual Group during 2004.

The Company periodically has investment transactions with the Mutual Group. In 2004, the Company bought one security at fair value of $3,094. In addition, during 2003, the Company sold seven securities to the Mutual Group at fair value for a loss of $1,128,328. No such transactions occurred during 2005. The Company is also a partner in Alfa Investors Partnership with the Mutual Group. The amount contributed to the partnership was $36.3 million and $33.1 million at December 31, 2005 and 2004, respectively. The Company had committed to fund up to $3.2 million additional investment in the partnership at December 31, 2005. The Company received distributions from the partnership of $1.2 million and $3.5 million in 2005 and 2004, respectively. In 2000, the Company became a member in Alfa Ventures II, LLC with the Mutual Group. The amount contributed to the limited liability company was approximately $1.9 million at both December 31, 2005 and 2004, respectively. The Company received distributions from this partnership of $3,002,218 in 2005 and $479,974 in 2004.

The Company’s life subsidiary is a general partner in two investment partnerships with a trust created by AMI and AMF. The carrying value of the partnerships was $986,658 and $931,384 at December 31, 2005 and 2004, respectively.

On December 31, 2005, the Company completed the sale of AFC’s leasing division, OFC Capital, to OFC Servicing Corporation, a subsidiary of MidCountry Financial Corporation. Included in other long-term investments in affiliates is a note receivable of $55.5 million related to this transaction.

Effective August 1, 1987, the Company entered into a property and casualty insurance Pooling Agreement (the “Pooling Agreement”) with AMI, AMF, and AMG. Effective January 1, 2005, the Pooling Agreement was amended and restated, commuting certain pools from August 1, 1987 through December 31, 2001. In addition, Alfa Vision Insurance Corporation (AVIC) was added as a participant in the Pooling Agreement with other companies in the Alfa Group and AMF began retroceding the quota share business it receives from Virginia Mutual to the pool. Effective January 1, 2006, the Pooling Agreement was amended to reallocate ASIC’s coinsurance allocation of catastrophes to AMI.

The Mutual Group is a direct writer primarily of personal lines of property and casualty insurance in Alabama. The Company’s subsidiaries similarly are direct writers in: Georgia, Mississippi, Missouri, Indiana, Ohio, Virginia, Tennessee, Arkansas, Kentucky, and Florida; and assume business from Texas. ASIC, a subsidiary of the Company, is a direct writer in Alabama, Georgia, Mississippi, and Virginia. Virginia Mutual, an affiliate of the Company, is a direct writer in Virginia and North Carolina.

The Mutual Group, Virginia Mutual and the Company write preferred risk automobile and homeowner, manufactured home insurance, fire and allied lines, standard risk automobile and homeowner insurance, and a limited amount of commercial insurance, including auto, church and businessowner insurance. AMI is also a direct writer of farmowner insurance. ASIC and AVIC are direct writers primarily of nonstandard risk automobile insurance.

Under the Pooling Agreement, each participant cedes premiums, losses, and underwriting expenses on all of their direct property and casualty business to AMI, and AMI in turn retrocedes to each participant a specified portion of premiums, losses, and underwriting expenses based on each participant’s pooling percentage. The Mutual Group’s direct property and casualty business (together with the property and casualty business ceded by the Company) is included in the pool.

The pooling participants and their current percentage participation in the pool are as follows:

AMI[2]	18%
AMF[2]	13%
AMG[2]	3%
AIC[1]	30%
AGIC[1]	30%
ASIC[3]	1%
AVIC[1]	5%

[1]	Subsidiary of the Company
[2]	Member of Mutual Group
[3]	Subsidiary of AMI

Approximately 72.9% and 80.5% of the Company’s property and casualty premium income and 66.5% and 70.3% of its total premium income were derived from the Company’s participation in the Pooling Agreement in 2005 and 2004, respectively.

As a result of the Pooling Agreement, the Company had a receivable of $9,321,639 from and a payable of $714,555 to the Mutual Group at December 31, 2005 and 2004, respectively, for transactions originating in December and settled the following month.

The Pooling Agreement also limits the Company’s participation in any single catastrophic event or series of disasters to its pool share (65%) of a lower catastrophe pool limit unless the loss exceeded an upper catastrophe pool limit. In cases where the upper catastrophe limit is exceeded on a 100% basis, the Company’s share in the loss would be based upon its amount of surplus relative to other members of the group. Lower and upper catastrophe pool limits are adjusted periodically due to increases in insured property risks. The current limits and participation levels are summarized below:

	Lower Catastrophe Pool Limit (millions)	Upper Catastrophe Pool Limit (millions)	Estimated Coinsurance Allocation of Catastrophes Exceeding Upper Catastrophe Pool Limit
January 1, 2005	17.9	443.7	19%
January 1, 2006	21.2	525.5	21%

The Company incurred catastrophe losses of $11.6 million and $9.2 million in 2005 and 2004, respectively. These losses resulted in reductions to the Company’s net income of approximately $0.09 and $0.07 per diluted share, after reinsurance and taxes in the respective years.

SECTION 16(a) BENEFICIAL REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that executive officers and directors of the Company file reports of stock ownership and changes in ownership with the Securities and Exchange Commission. Based solely upon a review of copies of such reports and representations made by directors and officers of the Company, the Company believes that during the prior fiscal year beginning January 1, 2005 its officers and directors complied with all Section 16(a) filing requirements, with the exceptions noted below. The Company has procedures in place to monitor Section 16(a) compliance and also sends out regular reminders to directors and officers about their reporting obligations under Section 16(a).

Boyd Christenberry, a director, should have filed a transaction on a Form 4 on February 11, 2005 involving 360 shares, but the Form 4 was not filed until March 29, 2005.

CODE OF ETHICS

The Company has adopted a code of ethics applicable to the Company’s chief executive officer, chief financial officer and directors which is designed to deter wrongdoing, promote ethical conduct, and prevent conflicts of interest. The code also stresses compliance with the law, including appropriate disclosure obligations and prompt reporting of violations. The code of ethics is posted on the Company’s website at www.alfains.com under the heading “Principles of Business Conduct.”

STOCKHOLDERS PROPOSALS

Stockholders are hereby notified that any proposals which they wish to have included in the proxy and proxy statement for the annual meeting of the stockholders of the Company in 2007 must be received in writing at its offices in Montgomery, Alabama, no later than December 10, 2006. To insure prompt receipt by the Company, all such proposals should be sent by certified mail, return receipt requested, addressed to Secretary, Alfa Corporation, P. O. Box 11000, Montgomery, Alabama 36191-0001. Proposals must comply with the Securities and Exchange Commission proxy rules relating to stockholders’ proposals to be included in the proxy materials.

INDEPENDENT PUBLIC ACCOUNTANTS

The Company’s principal auditors for the fiscal year just completed were KPMG LLP. The Audit Committee selects auditors for the Company annually and reports their selection to the Board of Directors. A representative of KPMG LLP is expected to be present at the stockholders meeting with the opportunity to make a statement, and also to respond to appropriate questions.

OTHER PROPOSED ACTION

Management is not aware of any other matters to be brought before the meeting. If other proper business or questions are presented at the meeting, the persons holding the proxies will vote in accordance with their judgment on such business or questions.

STOCKHOLDERS ARE URGED TO SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE.

The date of this proxy statement is March 21, 2006.

Exhibit A

REVISED AND RESTATED

CHARTER OF THE AUDIT COMMITTEE

OF

ALFA CORPORATION

dated as of July 19, 2005

1. Purpose and Primary Objectives.

(a) The purpose of the Audit Committee (the “Committee”) of the Board of Directors of Alfa Corporation (the “Company”) is to assist the Board of Directors in fulfilling its responsibilities to the Company and its shareholders, particularly with respect to the oversight of the accounting and financial reporting practices of the Company. The purpose of this charter is to set forth the functions of the audit committee and not to create new disclosure standards under the federal securities laws or new standards for directors in fulfilling their duties under state corporation law.

2. Committee Composition.

(a) The Committee shall consist of no fewer than three (3) members.

(b) Each member of the Committee shall be appointed by the Board of Directors and shall serve until a successor is appointed and qualified. The Board of Directors has the power to remove members of the Committee and to fill vacancies on the Committee.

(c) Each member of the Committee must (i) qualify as an independent director under the Nasdaq Stock Marketplace Rules and Section 10A of the Securities Exchange Act of 1934 and the rules promulgated thereunder by the Securities and Exchange Commission or any amendment thereto and (ii) otherwise meet any qualifications for membership of an audit committee imposed by any other laws and regulations applicable to the Company. No member of the audit committee may own or control, directly or indirectly, 20 percent or more of the Company’s outstanding common stock.

(d) One (1) member of the Committee must qualify as a financial expert under the rules promulgated by the Securities and Exchange Commission pursuant to Section 407 of the Sarbanes-Oxley Act of 2002 or any amendment thereto and any other law or regulation that may be applicable.

(e) One member of the Committee shall be designated as its chairperson (the “Chairman”). Except as may be expressly provided to the contrary in the by-laws of the Company, this charter shall determine the rules of procedure under which the Committee shall operate.

3. Committee Structure and Operation.

(a) The Chairman shall preside over the meetings of the Committee.

(b) The Chairman, in consultation with the other members of the Committee, may determine the duration of the meetings of the Committee and any agenda of items they wish to be addressed at each meeting. In advance of each meeting, the agenda for the meeting shall be circulated to each member of the Committee. The Chairman may convene meetings when and as frequently as the Chairman deems necessary, and upon the request of the Board of Directors or the Chairman of the Board.

(c) The Committee may invite to its meetings other members of the Board of Directors, members of the Company’s management and such other persons as the Committee deems appropriate. The Committee may exclude any person from a meeting as the Committee deems appropriate.

(d) The Committee may form and delegate any of its authority and/or responsibilities to one or more subcommittee(s) as deemed appropriate by the Committee, other than those that the Committee is expressly prohibited from delegating under any laws and regulations applicable to the Company.

4. General Authority.

(a) The Committee shall have the authority to:

(i) obtain the advice and assistance of outside advisers, including legal and accounting advisers; and

(ii) perform all acts necessary or appropriate to fulfill its responsibilities and achieve its objectives under this charter and as otherwise directed by the Board of Directors, provided such acts are not in violation of the by-laws and certificate of incorporation of the Company, this charter, or any laws and regulations applicable to the Company.

5. Independent Auditors.

(a) The Committee shall have the sole authority to:

(i) appoint, replace and determine funding for the independent auditors of the Company, subject to shareholder ratification if deemed appropriate by the Committee or required by the by-laws and certificate of incorporation of the Company or any laws and regulations applicable to the Company;

(ii) approve, in advance of their provision, any audit services to be provided by the independent auditors of the Company;

(iii) approve, in advance of their provision, any non-audit services to be provided by the independent auditors of the Company;

(iv) approve all engagement fees and terms of the independent auditors of the Company;

(b) The Committee shall be directly responsible for the oversight of the work of the independent auditors of the Company, including the resolution of disagreements between management and the independent auditors of the Company regarding financial reporting.

(c) The Committee shall, on a periodic basis as deemed appropriate by the Committee, review the qualifications and independence of the independent auditor of the Company.

(d) The independent auditors of the Company shall report directly to the Committee.

(e) The Committee may review with the independent auditors of the Company whether its partners are in compliance with the provisions of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder relating to required rotation of audit partners.

(f) The Committee may discuss with the independent auditors of the Company any communications between the audit team members and the independent auditor’s “national office” regarding auditing or accounting issues presented by the engagement.

(g) The Committee shall discuss with management and the independent auditors of the Company any accounting adjustments that were noted and proposed to management by the independent auditors of the Company.

(h) The Committee shall review any reports of the independent auditors of the Company required under the Sarbanes-Oxley Act of 2002 and obtain from the independent auditors of the Company any information with respect to illegal acts in accordance with Section 10A of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

6. Internal Audit Function.

(a) The Committee shall be responsible, on a periodic basis as deemed appropriate by the Committee, for reviewing and evaluating:

(i) the internal audit function of the Company

(ii) the findings of the internal audit staff from completed audits; and

(iii) the appointment, reassignment or dismissal of persons responsible for managing the internal audit function.

7. Reviews and Evaluations.

(a) The Committee shall meet with the independent auditor to receive written disclosures and letters from the independent auditor as required by applicable standards of the Independence Standards Board and discuss with such auditor the auditor’s independence, discuss with the independent auditor any disclosed relationship that may have an impact upon the objectivity and independence of the auditor, and make such recommendations to the board of directors that it deems appropriate regarding action to oversee the independence of the auditor.

(b) The Committee shall review with management at the completion of the annual audit the company’s annual financial statements and related footnotes and recommend to the board of directors whether such financial statements should be included in the corporation’s annual report on Form 10-K for filing with the Securities and Exchange Commission.

(c) The Committee shall discuss with the independent auditor the matters required to be discussed by SAS 61, as amended or modified.

(d) The Committee shall review with the independent auditor and the company’s management, the adequacy and effectiveness of the accounting and financial controls of the company.

(e) The Committee shall provide sufficient opportunity for management and the independent auditor to meet with members of the audit committee.

8. Funding.

The Board of Directors shall ensure that the Company provides appropriate funding, as determined by the Committee, in order for the Committee to fulfill its responsibilities and achieve its objectives under this charter and as otherwise directed by the Board of Directors, including the payment of compensation to the independent auditors of the Company and to any advisers engaged by the Committee pursuant to this charter.

9. Additional Responsibilities.

(a) The Committee shall, on a periodic basis as deemed appropriate by the Committee, discuss

(i) with management and the independent auditors of the Company, any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies; and

(ii) with the Company’s chief counsel, legal or regulatory matters that may have a material impact on the Company’s financial statements or its compliance and reporting policies.

(b) The Committee will follow appropriate portions of the Company’s Principles of Business Conduct for the purpose of:

(i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

(ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting and auditing matters.

The Committee will review any matters addressed to it under such Principles and give due regard to the protection of any person who submits a complaint or report regarding such matters.

(c) The Committee shall review and approve all related party transactions. For this purpose, “related party transaction” shall be read consistent with SEC Regulation S-K, Item 404(a).

10. Limitations of Committee’s Roles.

Although the Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to prepare financial statements, plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors of the Company.

11. Date of Adoption.

This revised and restated charter was adopted effective July 19, 2005, and the Committee shall review and reassess the adequacy of this Charter annually.

Alfa Corporation

P. O. Box 11000

Montgomery, Alabama 36191-0001

ANNUAL MEETING OF STOCKHOLDERS OF

ALFA CORPORATION

April 25, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯  Please detach along perforated line and mail in the envelope provided.  ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE     ☒

1. ELECTION OF DIRECTORS: NOMINEES			2. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	☐ Jerry A. Newby ☐ Hal F. Lee ☐ Russell R Wiggins ☐ Dean Wysner ☐ Jacob C. Harper ☐ Steve Dunn ☐ B. Phil Richardson ☐ Boyd E. Christenberry ☐ John R. Thomas ☐ Larry E. Newman ☐ C. Lee Ellis

This proxy when properly signed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of all nominees listed at left for directors.

PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:		■

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ALFA CORPORATION

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jerry A. Newby and H. Al Scott, or any one of them, each with the power to appoint his substitute, as proxies of the undersigned to represent and to vote, as designated on the reverse side, all the shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Alfa Corporation to be held April 25, 2006 and any adjournments thereof.

(Continued and to be signed on the reverse side)